Exhibit 99.1

Q3 news release FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011

Calgary, October 27, 2011

Imperial Oil announces estimated third quarter financial and operating results

	Third Quarter			Nine Months
(millions of dollars, unless noted)	2011	2010	%	2011	2010	%

Net income (U.S. GAAP)	859	418	106	2,366	1,411	68

Net income per common share - assuming dilution (dollars)	1.01	0.49	106	2.77	1.65	68

Capital and exploration expenditures	1,104	1,199	(8)	2,888	2,980	(3)

Bruce March, chairman, president and chief executive officer of Imperial Oil, commented:

“Imperial Oil’s earnings in the third quarter of 2011 were $859 million, up 106 percent or $441 million from 2010. Strong market conditions were captured by our solid operating performance in the Upstream, Downstream and Chemical sectors. Another record quarterly production at Cold Lake and higher production at Syncrude contributed to an oil-equivalent production increase of five percent over the third quarter of 2010. Less scheduled refinery downtime contributed to a significant improvement in Downstream earnings in the third quarter compared to the second quarter of 2011. Our consistent focus on operations excellence and production reliability in all areas of our business allows us to continue to advance our growth plans while sustaining performance in our base business.

Our company growth program remains robust with capital and exploration expenditures of $2,888 million year-to-date as we continue to invest at a record level to develop new supplies of energy to meet growing world demand. The capital spending was primarily directed to the construction of the Kearl project and also includes activity to advance the Nabiye expansion at Cold Lake. Our continued strong business performance allowed us to finance these investments largely by cash flow from operations.”

Imperial Oil is one of Canada’s largest corporations and a leading member of the country’s petroleum industry. The company is a major producer of crude oil and natural gas, Canada’s largest petroleum refiner, a key petrochemical producer and a leading marketer with a coast-to-coast supply network that includes about 1,850 retail service stations.

Third quarter items of interest

—	Net income was $859 million, compared with $418 million for the third quarter of 2010, an increase of 106 percent or $441 million.

—	Net income per common share on a diluted basis was $1.01, up 106 percent from the third quarter of 2010.

—	Cash generated from operating activities was $1,658 million, up $693 million from the same period last year.

—	Capital and exploration expenditures of $1,104 million were directed towards the Kearl oil sands and other growth projects and compared with $1,199 million in the third quarter of 2010.

—

Gross oil-equivalent barrels of production averaged 296,000 barrels a day, up five percent versus 281,000 barrels in the same period last year. Significantly higher Cold Lake production was partially offset by lower conventional crude oil production, mainly as a result of unplanned third-party pipeline downtime.

—

Cold Lake achieves record quarterly production – Cold Lake established a production record in the third quarter, averaging 162,000 barrels a day, compared to the previous quarterly record of 160,000 barrels a day in Q3 2007. The increase is due to contributions from new wells steamed in 2010 and 2011, increased recovery as a result of technology applications and the cyclic nature of production at Cold Lake.

—

Cold Lake technology and innovation – Imperial continues to progress development of the Cyclic Solvent Process technology, which has the potential to significantly reduce water use and GHG emissions for in-situ oil sands operations. The technology will also test recovery of heavy oil that is challenging to develop with current thermal processes. A three-horizontal-well pilot was sanctioned and is expected to start up in late 2013.

—

Kearl oil sands project update – The Kearl initial development is 79 percent complete, and is progressing on schedule with expected start-up in late 2012. In response to delays in obtaining U.S. states’ transportation permits for certain modules, modules have been reduced in size and permits for additional interstate highway routes have been received. Transport increased through the quarter and reassembly is underway.

—

Horn River pilot project update – Drilling was completed on the production pilot of an eight- horizontal-well pad to evaluate well productivity and cost performance. Construction activities are underway for the pilot gas processing and transmission facilities. The program is proceeding on schedule with proposed start up in late 2012.

—

Norman Wells production update – Norman Wells operations resumed normal production at the end of the quarter following restrictions due to third-party pipeline reliability issues in the second and third quarter of 2011.

—	Sarnia chemical plant – Imperial signed a long-term supply agreement for ethane from the Marcellus shale formation to use as cost advantaged feedstock for the Sarnia chemical plant.

Third quarter 2011 vs. third quarter 2010

The company’s net income for the third quarter of 2011 was $859 million or $1.01 a share on a diluted basis, compared with $418 million or $0.49 a share for the same period last year.

Earnings in the third quarter were higher than the same quarter in 2010 primarily due to stronger industry refining margins of about $270 million, higher crude oil commodity prices of about $190 million, increased Cold Lake bitumen production of about $90 million and higher Syncrude volumes of about $45 million. These factors were partially offset by the unfavourable impacts of the foreign exchange effects of the stronger Canadian dollar of about $65 million, higher royalty costs of about $60 million and lower conventional crude oil volumes of about $35 million due to third-party pipeline reliability issues.

Upstream net income in the third quarter was $534 million, $186 million higher than the same period of 2010. Earnings benefited from higher crude oil commodity prices of about $190 million, increased Cold Lake bitumen production of about $90 million and higher Syncrude volumes of about $45 million. These factors were partially offset by higher royalty costs due to higher commodity prices of about $60 million, the foreign exchange effects of the stronger Canadian dollar of about $45 million and lower conventional crude oil volumes of about $35 million due to third-party pipeline reliability issues.

The average price of Brent crude oil in U.S. dollars, a common benchmark for Atlantic Basin oil markets, was $113.46 a barrel in the third quarter of 2011, up about 48 percent from the corresponding period last year. Increase in the average price of West Texas Intermediate (WTI) crude oil, a common benchmark for mid-continent North American oil markets, was limited to 17 percent due to the continued weakness in WTI crude oil markets. Increases in the company’s average realizations on sales of Canadian conventional crude oil and synthetic crude oil were in line with that of WTI. Increase in the company’s average bitumen realizations in Canadian dollars in the third quarter was two percent to $58.23 a barrel as the price spread between light crude oil and Cold Lake bitumen widened.

Gross production of Cold Lake bitumen averaged 162 thousand barrels a day and established a new production record in the third quarter. Cold Lake production was up 17 percent from 139 thousand barrels in the same quarter last year. Increased volumes were due to contributions from new wells steamed in 2010 and 2011, increased recoveries and the cyclic nature of production at Cold Lake.

The company’s share of Syncrude’s gross production in the third quarter was 75 thousand barrels a day, versus 66 thousand barrels in the third quarter of 2010. Higher production was primarily the result of improved operating reliability partially offset by planned maintenance activities which began in September 2011 and will be complete in the fourth quarter of 2011.

Gross production of conventional crude oil averaged 12 thousand barrels a day in the third quarter, down from 22 thousand barrels in the third quarter of 2010. Lower volumes were primarily due to the third-party pipeline unplanned downtime which caused significantly reduced production at the Norman Wells field.

Gross production of natural gas during the third quarter of 2011 was 252 million cubic feet a day, down from 284 million cubic feet in the same period last year. The lower production volume was primarily a result of natural reservoir decline.

Downstream net income was $272 million in the third quarter of 2011, compared with $69 million in the same period a year ago. Earnings increased primarily due to stronger industry refining margins of about $270 million partially offset by higher expenses of about $40 million mainly due to higher maintenance activities and the unfavourable effects of the stronger Canadian dollar of about $20 million. Refinery crude runs increased by 39 thousand barrels a day in the third quarter, following completion of planned maintenance activities in the prior quarter.

Third quarter 2011 vs. third quarter 2010 (continued)

Chemical net income was $37 million in the third quarter, $14 million higher than the same quarter last year. Improved industry margins for intermediate products and lower costs due to lower planned maintenance activities were the main contributors to the increase.

Net income effects from Corporate and other were $16 million in the third quarter, compared with negative $22 million in the same period of 2010. Favourable effects were primarily due to lower share-based compensation charges.

Cash flow generated from operating activities was $1,658 million in the third quarter of 2011, an increase of $693 million from corresponding period in 2010. Higher cash flow was primarily due to higher earnings along with working capital effects.

Investing activities used net cash of $1,061 million in the third quarter, compared with $1,113 million in the same period of 2010. Additions to property, plant and equipment were $1,087 million in the third quarter, compared with $1,147 million during the same quarter 2010. For the Upstream segment, expenditures during the quarter were primarily directed towards the advancement of the Kearl initial development and Kearl expansion oil sands project. Other investments included advancing the Nabiye expansion project at Cold Lake, environmental and efficiency projects at Syncrude, as well as exploration drilling and the advancement of the production pilot at Horn River. The Downstream segment’s capital expenditures were focused mainly on refinery projects to improve reliability, feedstock flexibility, energy efficiency and environmental performance.

The company’s cash balance was $920 million at September 30, 2011, up $653 million from $267 million at the end of 2010.

Nine months highlights

—	Net income was $2,366 million, up from $1,411 million in the nine months of 2010.

—	Net income per common share on a diluted basis increased to $2.77 compared to $1.65 in the same period of 2010.

—	Cash generated from operations was $3,273 million, $1,070 million higher than the nine months last year.

—	Capital and exploration expenditures were $2,888 million, versus $2,980 million in the nine months of 2010, supporting the Kearl oil sands and other growth projects.

—	Gross oil-equivalent barrels of production averaged 299,000 barrels a day, compared to 291,000 barrels a day in the nine months of 2010.

—	Per-share dividends declared in the first three quarters of 2011 totalled $0.33, up from $0.32 in the same period of 2010.

—	Cost management remained a key focus with production and manufacturing expenses of $3,054 million, in line with the nine month period amount of $3,003 million in 2010.

Nine months 2011 vs. nine months 2010

Net income for the first nine months of 2011 was $2,366 million or $2.77 a share on a diluted basis, versus $1,411 million or $1.65 a share for the nine months of 2010.

For the nine months, increased earnings were primarily attributable to higher crude oil commodity prices of about $650 million, stronger industry refining margins of about $525 million, increased Cold Lake bitumen production of about $190 million and higher Syncrude volumes of about $70 million. These factors were partially offset by the unfavourable impact of the stronger Canadian dollar of about $205 million, higher royalty costs of about $190 million and lower conventional crude oil volumes of about $80 million due to third party pipeline reliability issues.

Upstream net income for the nine months of 2011 was $1,686 million, up $448 million from 2010. Earnings increased primarily due to the impacts of higher crude oil commodity prices of about $650 million, increased Cold Lake bitumen production of about $190 million and higher Syncrude volumes of about $70 million. These factors were partially offset by the unfavourable effects of higher royalty costs of about $190 million, the stronger Canadian dollar of about $150 million and lower conventional crude oil volumes of about $120 million, of which about $80 million was a result of the second and third quarter 2011 third-party pipeline issues.

The average price of Brent crude oil in U.S. dollars, a common benchmark for Atlantic Basin oil markets, was $111.96 a barrel in the nine months of 2011, up about 45 percent from the corresponding period last year. Increase in the average price of West Texas Intermediate (WTI) crude oil, a common benchmark for mid-continent North American oil markets, was limited to 23 percent due to the continued weakness in WTI crude oil markets. Increases in the company’s average realizations on sales of Canadian conventional crude oil and synthetic crude oil were in line with that of WTI. Increase in the company’s average bitumen realizations in Canadian dollars in the first nine months of 2011 was five percent to $60.90 a barrel as the price spread between light crude oil and Cold Lake bitumen widened.

Nine months 2011 vs. nine months 2010 (continued)

Gross production of Cold Lake bitumen for the nine months was 159 thousand barrels a day this year, compared with 143 thousand barrels in the same period of 2010. Increased volumes were due to contributions from new wells steamed in 2010 and 2011, increased recovery and the cyclic nature of production at Cold Lake.

During the first nine months of the year, the company’s share of gross production from Syncrude averaged 75 thousand barrels a day, up from 71 thousand barrels in 2010. Increased production was due to improved operating reliability.

In the first nine months of the year, gross production of conventional crude oil was 17 thousand barrels a day, compared with 23 thousand barrels in 2010. Lower volumes were primarily due to third-party pipeline downtime, which reduced production at the Norman Wells field along with natural reservoir decline.

Gross production of natural gas during the nine months of 2011 was 259 million cubic feet a day, down from 282 million cubic feet in the nine months of 2010. The lower production volume was primarily a result of natural reservoir decline.

Nine months Downstream net income was $612 million, an increase of $436 million over 2010. Higher earnings were primarily due to favourable impacts of stronger industry refining margins of about $525 million and $40 million associated with improved refinery operations. These factors were partially offset by the unfavourable impacts of the stronger Canadian dollar of about $55 million and higher expenses of about $40 million mainly due to higher maintenance activities. Earnings in 2010 included a gain of about $25 million from sale of non-operating assets.

Chemical net income in the first nine months of 2011 was $111 million, up $67 million from 2010. Earnings were positively impacted by improved industry margins across all product channels, lower costs due to lower planned maintenance activities and higher polyethylene sales volumes.

For the nine months of 2011, net income effects from Corporate and other were negative $43 million, in line with the negative $47 million reported last year.

Key financial and operating data follow.

Forward-Looking Statements

Statements in this report relating to future plans, projections, events or conditions are forward-looking statements. Actual future results, including project plans, costs, timing and capacities; financing sources; the resolution of contingencies and uncertain tax positions; the effect of changes in prices and other market conditions; and environmental and capital expenditures could differ materially depending on a number of factors, such as the outcome of commercial negotiations; changes in the supply of and demand for crude oil, natural gas, and petroleum and petrochemical products; political or regulatory events; and other factors discussed in Item 1A of the company’s 2010 Form 10K.

Attachment I

IMPERIAL OIL LIMITED

THIRD QUARTER 2011

	Third Quarter		Nine Months
millions of Canadian dollars, unless noted	2011	2010	2011	2010

Net Income (U.S. GAAP)
Total revenues and other income	7,945	5,851	22,590	18,156
Total expenses	6,813	5,283	19,448	16,255
Income before income taxes	1,132	568	3,142	1,901
Income taxes	273	150	776	490
Net income	859	418	2,366	1,411
Net income per common share (dollars)	1.01	0.49	2.79	1.66
Net income per common share – assuming dilution (dollars)	1.01	0.49	2.77	1.65

Other Financial Data
Federal excise tax included in operating revenues	345	345	985	971

Gain/(loss) on asset sales, after tax	15	10	19	50

Total assets at September 30			24,194	19,398

Total debt at September 30			1,208	457
Interest coverage ratio – earnings basis (rolling 4 quarters, times covered)			280.7	331.8

Other long-term obligations at September 30			2,737	2,443

Shareholders’ equity at September 30			13,163	10,746
Capital employed at September 30			14,399	11,238
Return on average capital employed (a) (rolling 4 quarters, percent)			24.1	18.7

Dividends on common stock
Total	93	93	280	271
Per common share (dollars)	0.11	0.11	0.33	0.32

Millions of common shares outstanding
At September 30			847.6	847.6
Average – assuming dilution	853.8	854.7	854.0	854.5

(a)	Return on capital employed is net income excluding after-tax cost of financing divided by the average rolling four quarters’ capital employed.

Attachment II

IMPERIAL OIL LIMITED

THIRD QUARTER 2011

	Third Quarter		Nine Months
millions of Canadian dollars	2011	2010	2011	2010

Total cash and cash equivalents at period end	920	51	920	51

Net income	859	418	2,366	1,411
Adjustment for non-cash items:
Depreciation and depletion	192	187	570	561
(Gain)/loss on asset sales	(17)	(12)	(23)	(58)
Deferred income taxes and other	59	(17)	(27)	55
Changes in operating assets and liabilities	565 (a)	389	387	234
Cash flows from (used in) operating activities	1,658	965	3,273	2,203

Cash flows from (used in) investing activities	(1,061)	(1,113)	(2,760)	(2,717)
Proceeds from asset sales	24	35	44	95

Cash flows from (used in) financing activities	(96)	135	140	52

(a)	Third quarter 2011 cash flows from operating activities were positively impacted by the timing of scheduled income tax payments and other working capital effects.

Attachment III

IMPERIAL OIL LIMITED

THIRD QUARTER 2011

	Third Quarter		Nine Months
millions of Canadian dollars	2011	2010	2011	2010

Net income (U.S. GAAP)
Upstream	534	348	1,686	1,238
Downstream	272	69	612	176
Chemical	37	23	111	44
Corporate and other	16	(22)	(43)	(47)
Net income	859	418	2,366	1,411

Revenues and other income
Upstream	2,258	1,792	7,140	5,985
Downstream	6,956	5,088	19,781	15,592
Chemical	416	344	1,281	1,028
Eliminations/Other	(1,685)	(1,373)	(5,612)	(4,449)
Total	7,945	5,851	22,590	18,156

Purchases of crude oil and products
Upstream	781	545	2,605	1,985
Downstream	5,596	4,047	16,012	12,471
Chemical	304	244	940	754
Eliminations	(1,688)	(1,374)	(5,618)	(4,451)
Purchases of crude oil and products	4,993	3,462	13,939	10,759

Production and manufacturing expenses
Upstream	627	592	1,822	1,767
Downstream	347	320	1,099	1,079
Chemical	43	49	133	157
Production and manufacturing expenses	1,017	961	3,054	3,003

Capital and exploration expenditures
Upstream	1,051	1,151	2,753	2,838
Downstream	48	45	120	129
Chemical	–	1	3	9
Corporate and other	5	2	12	4
Capital and exploration expenditures	1,104	1,199	2,888	2,980

Exploration expenses charged to income included above	17	54	76	171

Attachment IV

IMPERIAL OIL LIMITED

THIRD QUARTER 2011

Operating statistics	Third Quarter		Nine Months
	2011	2010	2011	2010

Gross crude oil and Natural Gas Liquids (NGL) production (thousands of barrels a day)
Cold Lake	162	139	159	143
Syncrude	75	66	75	71
Conventional	12	22	17	23
Total crude oil production	249	227	251	237
NGLs available for sale	5	7	5	7
Total crude oil and NGL production	254	234	256	244

Gross natural gas production (millions of cubic feet a day)	252	284	259	282

Gross oil-equivalent production (a) (thousands of oil-equivalent barrels a day)	296	281	299	291

Net crude oil and NGL production (thousands of barrels a day)
Cold Lake	124	112	119	114
Syncrude	70	61	70	65
Conventional	9	17	12	17
Total crude oil production	203	190	201	196
NGLs available for sale	4	5	4	5
Total crude oil and NGL production	207	195	205	201

Net natural gas production (millions of cubic feet a day)	211	263	229	255

Net oil-equivalent production (a) (thousands of oil-equivalent barrels a day)	242	239	243	244

Cold Lake blend sales (thousands of barrels a day)	205	176	208	187
NGL Sales (thousands of barrels a day)	9	13	9	11
Natural gas sales (millions of cubic feet a day)	230	259	241	262

Average realizations (Canadian dollars)
Conventional crude oil realizations (a barrel)	74.31	67.93	83.64	70.76
NGL realizations (a barrel)	54.31	44.22	58.67	48.15
Natural gas realizations (a thousand cubic feet)	3.56	3.58	3.70	4.19
Synthetic oil realizations (a barrel)	97.89	77.83	100.48	79.26
Bitumen realizations (a barrel)	58.23	57.04	60.90	58.17

Refinery throughput (thousands of barrels a day)	436	453	429	437
Refinery capacity utilization (percent)	86	90	85	87

Petroleum product sales (thousands of barrels a day)
Gasolines (Mogas)	230	227	218	215
Heating, diesel and jet fuels (Distilates)	160	151	158	145
Heavy fuel oils (HFO)	26	20	27	28
Lube oils and other products (Other)	48	46	43	44
Net petroleum products sales	464	444	446	432
Petrochemical Sales (thousands of tonnes)	257	252	778	736

(a)	Gas converted to oil-equivalent at 6 million cubic feet = 1 thousand barrels

Attachment V

IMPERIAL OIL LIMITED

THIRD QUARTER 2011

	Net income (U.S. GAAP)	Net income per common share
	(millions of Canadian dollars)	(dollars)

2007
First Quarter	774	0.82
Second Quarter	712	0.76
Third Quarter	816	0.88
Fourth Quarter	886	0.97
Year	3,188	3.43

2008
First Quarter	681	0.76
Second Quarter	1,148	1.29
Third Quarter	1,389	1.57
Fourth Quarter	660	0.77
Year	3,878	4.39

2009
First Quarter	289	0.34
Second Quarter	209	0.25
Third Quarter	547	0.64
Fourth Quarter	534	0.63
Year	1,579	1.86

2010
First Quarter	476	0.56
Second Quarter	517	0.61
Third Quarter	418	0.49
Fourth Quarter	799	0.95
Year	2,210	2.61

2011
First Quarter	781	0.92
Second Quarter	726	0.86
Third Quarter	859	1.01